Exhibit 99.1
Bookham Announces Fourth Quarter and
Fiscal Year 2005 Financial Results
SAN JOSE, Calif., – Aug. 1, 2005 – Bookham, Inc. (Nasdaq: BKHM), a leading provider of optical components, modules and subsystems, today announced financial results for its fourth quarter and fiscal year 2005, ended July 2, 2005.
Net revenue in the fourth quarter of fiscal year 2005 was $61.0 million, a sequential increase of 22 percent compared with net revenue of $49.9 million in the third quarter of fiscal year 2005.
Under generally accepted accounting principles (GAAP), gross margin in the fourth quarter was 19.2 percent, an 18.1 percentage point improvement compared with a gross margin of 1.1 percent in the previous quarter. Gross margin was positively impacted by higher revenue, further manufacturing cost reductions and improved pricing.
GAAP operating expenses in the fourth quarter were $47.7 million, compared with GAAP operating expenses of $129.7 million in the previous quarter.
GAAP net loss in the fourth quarter was $39.0 million, or a loss per share of $1.16. Fourth quarter GAAP net loss includes charges of $21.0 million, consisting of a charge of approximately $16.1 million for impairment of intangibles (goodwill and intellectual property) related to the New Focus acquisition as the Company finalizes its annual review of long-lived assets, restructuring charges of $2.7 million primarily for the accrual of severance costs for the transfer of assembly and test operations to Shenzhen, China from Paignton, U.K., and approximately $2.2 million from revised assumptions on New Focus building lease commitments. The net loss also includes $1.7 million of unrealized losses on forward contracts in place to exchange U.S. Dollars for GBP.
GAAP net loss for the third quarter was $129.6 million, or a loss per share of $3.86. Third quarter GAAP net loss included charges of $98.1 million for a goodwill write-down relating to the Company’s acquisitions and $3.8 million attributable to restructuring charges.
The Company provides certain supplemental non-GAAP financial measures, such as non-GAAP net loss and Adjusted EBITDA to provide readers the benefit of viewing the Company’s performance using the same financial metrics that the management team uses. The Company believes including these particular non-GAAP measures enhance the comparability and transparency of results for the period. A reconciliation table of GAAP to non-GAAP measures is included in the financial tables section of this release.
Fourth quarter non-GAAP net loss was $18.0 million, or $0.54 per share. This compares with a non-GAAP net loss of $27.7 million, or $0.82 per share in the third quarter. The Company calculates non-GAAP net loss as net loss excluding restructuring costs, redomicile costs and impairment charges. Please see additional information in the section “Non-GAAP Financial Measures” below.
Cash, cash equivalents, short-term investments and restricted cash at the end of the fourth quarter was $32.3 million compared with $42.1 million at the end of the third quarter.
Adjusted EBITDA was a loss of $8.2 million in the fourth quarter compared with an Adjusted EBITDA loss of $17.9 million in the third quarter, representing a decrease of 54 percent. The Company calculates Adjusted EBITDA as net income/loss, excluding the impact of net interest expense, income taxes, depreciation and amortization, restructuring costs, redomicile costs and impairment charges. Please see additional information in the section “Non-GAAP Financial Measures” below.
“The positive financial results we are reporting today — revenue increasing 22 percent sequentially, gross margin improving 18 percentage points over Q3, and the lowest cash usage in four years — are due primarily to our ongoing efforts in increasing revenue, broadening our customer base, and reducing our cost structure,” said Dr. Giorgio Anania, president and chief executive officer of Bookham, Inc. “We continued to make excellent
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progress moving our manufacturing to Shenzhen, China in the fourth quarter. Revenue from Shenzhen in the fourth quarter was $12.4 million, an increase of approximately 300 percent over the previous quarter. In addition, Cisco became a larger customer, accounting for approximately 13 percent of total revenue in the fourth quarter, up from 10 percent last quarter.”
Fiscal 2005 Financial Results
Net revenue for fiscal 2005 was $200.3 million. GAAP net loss for fiscal 2005 was $248.0 million, or a net loss of $7.39 per share. Non-GAAP net loss for fiscal 2005, which excludes restructuring and other one-time charges, was $110.0 million, or a net loss of $3.31 per share.
“We achieved many important milestones in 2005. These included four consecutive quarters of revenue growth, signing an amended supply agreement with Nortel and opening our manufacturing facility in Shenzhen,” said Dr. Giorgio Anania. “These achievements were some of the key reasons behind our improved financial results in fiscal 2005 and we expect them to provide the foundation for continued growth in fiscal 2006.”
Fiscal 2005 Highlights
•	Improved financial results. Revenue increased every quarter in fiscal 2005. Gross margin and net loss also improved significantly.

•	Successful implementation of cost reduction strategy. The company implemented several cost reduction initiatives, resulting in a 13 percent reduction in overhead costs during fiscal 2005.

•	Ongoing migration of assembly and test to Shenzhen. The Company commenced production in its Shenzhen facility starting in the quarter ended December 2004. Net revenue from Shenzhen in fiscal 2005 totaled $21.2 million, or 11 percent of total revenue in fiscal 2005.

•	Signed an amended supply agreement with Nortel that guarantees order commitments of approximately $100 million for product purchases and last time buys through March 2006.

•	Diversified customer base. Cisco became a 10 percent customer in the second half of fiscal 2005. Revenue from customers other than Nortel increased 40 percent since the June 2004 quarter. Nortel remained the Company’s largest customer.

•	Redomiciled to the United States. Move achieved several of the Company’s long-term business objectives including aligning the company closer to its business partners, customers and ownership base.
Outlook and Guidance
“We are encouraged by the favorable growth indicators we see in our business,” said Dr. Anania. “Our customer pipeline entering the first quarter is strong, and we believe revenue from customers other than Nortel will continue to grow. In addition, we expect our Shenzhen assembly operations will account for a larger percentage of total revenue in the first quarter, which should translate into further manufacturing cost savings. These positive indicators lead us to expect continued revenue, gross margin and Adjusted EBITDA growth in the first quarter.”
The following forecasts are based on current expectations. These statements are forward-looking, and actual results may differ materially. Please see the Safe Harbor statement in this release for a description of certain important risk factors that could cause actual results to differ, and refer to Bookham’s annual and quarterly reports on file with the Securities and Exchange Commission (SEC) for a more complete description of the risks.
Furthermore, our outlook excludes items that may be required by GAAP due to their uncertain nature, such as restructuring and related costs, acquisition or disposal related costs, and reductions of goodwill and other long-lived assets for which the likelihood and amounts are not determinable at this time, as well as the expensing of stock options under SFAS 123R.
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For the first quarter of fiscal 2006, ending October 1, 2005, the Company expects revenue will be in the range of $62 million to $66 million, which represents an increase of approximately 2 percent to 8 percent over the fourth quarter of fiscal 2005.
The Company believes gross margin will be in the range of 21 percent to 25 percent.
First quarter Adjusted EBITDA, excluding the impact of any restructuring charges, will be in the range of breakeven to negative $5 million.
Bookham To File Shelf Registration
Bookham announced today that it intends to file a shelf registration statement with the Securities and Exchange Commission (SEC) in the immediate future. Subsequent to being declared effective by the SEC, the shelf registration statement will allow the Company to sell up to approximately $35 million, based on its stock price as of August 1, 2005, of its common stock, preferred stock, debt securities and warrants from time to time in one or more public offerings. The terms of any offering will be established at the time of sale and will be described in a prospectus supplement that Bookham will file with the SEC.
This news release shall not constitute an offer of any securities for sale or the solicitation of an offer to buy any such securities, nor shall there be any offer, solicitation or sale of any such securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
Conference Call
Bookham is scheduled to hold a conference call to discuss its fourth quarter fiscal 2005 financial results today at 5:00 p.m. ET/2:00 p.m. PT. To access the call, U.S. participants dial 1-800-322-0079. U.K. and European participants dial 1-973-409-9258. A live webcast of the call will also be available via the Investors section of the Company’s website at www.bookham.com.
A replay of the call will be available until August 8, 2005. To access the replay, U.S. callers dial 1-877-519-4471. U.K. and European callers dial 1-973-341-3080. The Passcode is 6248693.
Upcoming Investor Conference
Bookham management is scheduled to present at the Merriman Curhan Ford 2nd Annual Investor Summit in San Francisco. The conference is scheduled to take place Sept. 19 – 21. The Company will issue a news release with the presentation date and time once it becomes available. Those wishing to listen to management’s presentation can access the webcast at www.bookham.com.
About Bookham
Bookham, Inc. is a global leader in the design, manufacture and marketing of optical components, modules and subsystems. The company’s optical components, modules and subsystems are used in various applications and industries, including telecommunications, data communications, aerospace, industrial and military. Since 2002, the company has acquired the optical components businesses from Nortel Networks and Marconi, as well as Ignis Optics, Inc., the business of Cierra Photonics Inc., New Focus, Inc., and Onetta, Inc. The company has manufacturing facilities in the UK, US, China and Switzerland; and offices in the US, UK, Canada, China, France and Italy; and employs approximately 2000 people worldwide.
Bookham is a registered trademark of Bookham Technology plc.
Safe Harbor Statement
Any statements in this announcement about the future expectations, plans or prospects of Bookham, including statements containing the words “believe”, “plan”, “anticipate”, “expect”, “estimate”, “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including factors described in Bookham’s 10-K and quarterly report on Form 10-Q for the quarter ended April 2, 2005. These include continued demand for optical components, transfer of test and assembly operations to China, no further degradation in the $/£ exchange rate and the continued ability of the Company to maintain requisite financial resources. The forward-looking statements included in this announcement represent Bookham’s view as of the date of this release. Bookham anticipates that subsequent events and developments may cause Bookham’s views to change. However, Bookham disclaims any intention or obligation to update any forward-looking statements as a result of
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developments occurring after the date of this document. Those forward-looking statements should not be relied upon as representing Bookham’s views as of any date subsequent to the date of this announcement.
Non-GAAP Financial Measures
The Company provides non-GAAP net loss and Adjusted EBITDA as supplemental financial information regarding the Company’s operational performance.
Non-GAAP Net Loss
Non-GAAP Net loss is calculated as net loss excluding the impact of impairment charges, restructuring costs, and certain other one-time charges. The Company evaluates its performance using, among other things, non-GAAP net loss in evaluating the Company’s historical and prospective operating financial performance, as well as its operating performance relative to its competitors. Specifically, management uses this non-GAAP measure to further understand the Company’s “core operating performance”. The Company believes its “core operating performance” represents the Company’s on-going performance in the ordinary course of its operations. Accordingly, management excludes from “core operating performance” those items, such as impairment charges, restructuring programs and costs relating to specific major projects which are non-recurring, the Company’s redomicile from the UK to the US, for instance. Management does not believe these items are reflective of the company’s ongoing operations and accordingly excludes those items from non-GAAP net loss.
The Company believes that providing non-GAAP net loss to its investors, in addition to corresponding income statement measures, provides investors the benefit of viewing the Company’s performance using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and its results of operations may look in the future. The Company further believes that providing this information allows the Company’s investors greater transparency and a better understanding of the Company’s core financial performance. Additionally, non-GAAP net loss has historically been presented by the Company as a complement to net loss, thus increasing the consistency and comparability of the Company’s earnings releases. The non-GAAP adjustments, and the basis for excluding them, are discussed further below.
Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Non-GAAP net loss should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP net loss used by other companies. The GAAP measure most directly comparable to non-GAAP net loss is net loss. A reconciliation of non-GAAP net loss to net loss is set forth in the schedules below.
Adjusted EBITDA
Adjusted EBITDA is calculated as net loss excluding the impact of depreciation and amortization expenses, net tax and net interest expenses, impairment charges, restructuring costs, and certain other one-time charges. The Company uses Adjusted EBITDA in evaluating the Company’s historical and prospective cash usage, as well as its cash usage relative to its competitors. Specifically, management uses this non-GAAP measure to further understand and analyze the cash used in/generated from the Company’s core operations. The Company believes that by excluding these non cash and non-recurring charges, more accurate expectations of our future cash needs can be assessed in addition to providing a better understanding of the actual cash used in/generated by core operations for the periods presented. Management does not believe the excluded items are reflective of the company’s ongoing operations and accordingly excludes those items from Adjusted EBITDA. The Company believes that providing Adjusted EBITDA to its investors, in addition to corresponding GAAP cash flow measures, provides investors the benefit of viewing the Company’s performance using the same financial metrics that the management team uses in making many key decisions that impact the Company’s cash position and understanding how the cash position may look in the future. The Company further believes that providing this information allows the Company’s investors greater transparency and a better understanding of the Company’s core cash position. Furthermore, similar non-GAAP measures have historically been presented by the Company as a complement to its GAAP presentation. The non-GAAP adjustments, and the basis for excluding them, are discussed further below.
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Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Adjusted EBITDA should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net loss. A reconciliation of Adjusted EBITDA to GAAP net loss is set forth in the financial schedules section below.
Goodwill Impairment
GAAP requires the Company to compare the fair value of its acquired businesses with its carrying amount on the Company’s financial statements. If the carrying amount of the acquired businesses, including recorded goodwill, is greater than its fair value, then an impairment of the goodwill must be recognized in the GAAP presentation, included as a charge to earnings in the Company’s statement of operations. The Company excludes goodwill impairment, for the purposes of calculating non-GAAP net loss and Adjusted EBITDA, when it evaluates the continuing core operational performance of the Company. The Company believes that these items do not reflect expected future operating expenses nor does the Company believe that they provide a meaningful evaluation of current versus past core operational performance.
Restructuring Activities
The Company has incurred expenses, which are included in its GAAP statement of operations, primarily due to the write-down of certain property and equipment that has been identified for disposal, workforce related charges such as retention bonuses, severance, benefits and employee relocation costs related to formal restructuring plans, termination costs and building costs for facilities not required for ongoing operations, and costs related to the relocation of certain facilities and equipment from buildings which the Company has disposed of or plans to dispose of. The Company excludes these items, for the purposes of calculating non-GAAP net loss and Adjusted EBITDA, when it evaluates the continuing operational performance of the Company. The Company does not believe that these items reflect expected future operating expenses nor does it believe that they provide a meaningful evaluation of current versus past core operational performance.
Change in Domicile
The Company has incurred expenses, which are included in the GAAP statement of operations, primarily attributable to legal, accounting, consulting and other general and administrative expenses associated with the Company’s re-domicile from the U.K. to the U.S. in September 2004. The Company excludes these items for the purposes of calculating non-GAAP net loss and Adjusted EBITDA when it evaluates the continuing operational performance of the Company. The Company believes that these items do not reflect expected future operating expenses nor does the Company believe that they provide a meaningful evaluation of current versus past core operational performance.
Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Non-GAAP measures should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies. The GAAP measure most directly comparable to non-GAAP net loss is net loss. The GAAP measure most directly comparable to Adjusted EBITDA is net loss. A reconciliation of each of these non-GAAP financial measures to GAAP information is set forth below.
Summary financial data follows:
Contacts:
Bookham, Inc.
Steve Abely
Chief Financial Officer
+1 408 919 1500

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Jim Fanucchi
Summit IR Group Inc.
+1 408 404 5400
ir@bookham.com

Source: Bookham, Inc.
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BOOKHAM, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	July 2, 2005	July 3, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents and short-term investments	$24,934	$116,667
Restricted cash	3,260	—
Accounts receivable, net	20,248	13,565
Amounts due from related parties	7,271	15,954
Inventories, net	53,192	48,339
Prepaid expenses and other current assets	11,190	17,887
Assets held for resale	13,694	13,908

Total current assets	133,789	226,320
Long-term restricted cash	4,119	4,434
Goodwill	6,260	119,953
Intangible assets, net	28,010	43,849
Property and equipment, net	64,156	72,369
Other assets	1,552	1,100

Total assets	$237,886	$468,025

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$31,334	$28,765
Amounts owed to related parties	722	628
Short-term capital lease obligations	—	5,131
Accrued expenses and other liabilities	38,477	38,351
Current portion of loans due	52	53

Total current liabilities	70,585	72,928

Non-current portion of loans due	340	400
Non-current portion of loans due to related party	45,861	50,000
7% convertible notes	19,140	—
Long-term capital lease obligation, net of current portion	—	—
Other long-term liabilities	10,892	14,107

Total liabilities	146,818	137,435

Stockholders’ equity:
Common stock	338	326
Additional paid-in capital	925,676	917,639
Deferred compensation	(809)	(1,354)
Accumulated other comprehensive income	32,889	33,035
Accumulated deficit	(867,026)	(619,056)

Total stockholders’ equity	91,068	330,590

Total liabilities and stockholders’ equity	$237,886	$468,025

BOOKHAM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	July 2, 2005	April 2, 2005	July 3, 2004
	(Unaudited)	(Unaudited)	(Unaudited)

Net revenues	$61,002	$49,939	$38,797
Cost of net revenues	49,297	49,392	42,655

Gross profit (loss)	11,705	547	(3,858)

Operating expenses:
Research and development	9,754	10,648	14,436

Selling, general and administrative	13,900	13,957	16,135

Amortization of intangible assets	2,789	2,855	2,936
In-process research and development	—	—	224
Restructuring charges	4,935	3,777	(664)
Stock-based compensation	217	289	104
Impairment of goodwill and intangibles	16,090	98,136	—

Total operating expenses	47,685	129,662	33,171

Operating loss	(35,980)	(129,115)	(37,029)

Other income/(expense), net	(3,049)	(460)	923

Loss before income taxes	(39,029)	(129,575)	(36,106)

Provision for income taxes	—	—	209

Net loss	$(39,029)	($129,575)	$(35,897)

Net loss per share (basic and diluted)	($1.16)	($3.86)	($1.17)

Shares used in per share calculation (basic and diluted)	33,555	33,555	30,585

BOOKHAM, INC.
RECONCILIATION OF GAAP NET LOSS TO CERTAIN NON-GAAP MEASURES
THREE MONTHS ENDED JULY 2, 2005
(Unaudited)
(in thousands, except per share amounts)

		Adjusted
	Net Loss	EBIDTA

GAAP net loss	($39,029)	($39,029)
Adjustments:
Depreciation expense	—	5,556
Amortization expense	—	2,789
Income taxes, net	—	—
Interest income	—	(174)
Interest expense	—	1,617
Restructuring charges	4,935	4,935 (1)
Impairment of goodwill and intangibles	16,090	16,090 (2)

Non-GAAP measures	($18,004)	($8,216)

Non-GAAP measures per share (basic and diluted)	($0.54)	($0.24)

Number of shares	33,555	33,555

(1)	costs associated with Company’s 2003 and 2004 restructuring plans

(2)	calculated impairment of goodwill and intangibles